Exhibit 4.6

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

The Class A common stock, par value $0.01 per share, of Townsquare Media, Inc. (“Townsquare”, “the Company”, “we”, “our” and “us”) is the only class of securities of Townsquare registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our certificate of incorporation, our bylaws, our Stockholders’ Agreement (as defined below) and the provisions of applicable law. Copies of our certificate of incorporation and bylaws and our Stockholders’ Agreement are incorporated herein by reference and attached as exhibits to our Annual Report on Form 10-K of which this Exhibit 4.6 is a part.

Authorized Capitalization

The total amount of our authorized capital stock consists of 300,000,000 shares of Class A common stock, par value $0.01 per share, 50,000,000 shares of Class B common stock, par value $0.01 per share, 50,000,000 shares of Class C common stock, par value $0.01 per share, and 50,000,000 shares of undesignated preferred stock, par value $0.01 per share.

Except as expressly provided in our certificate of incorporation, the Class A common stock, Class B common stock and Class C common stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. In the event of (i) a merger or consolidation requiring the approval of the holders of the Company’s capital stock entitled to vote thereon, (ii) any tender or exchange offer to acquire any shares of common stock by any third party pursuant to an agreement to which the Company is a party or (iii) any tender or exchange offer by the Company to acquire any shares of common stock, the holders of each class of common stock shall have the right to receive or to elect to receive the same form and amount of consideration on a per share basis as the holders of each other class of common stock; provided that, if the consideration to be received by the holders of common stock is in the form of shares of stock of the surviving, resulting or parent corporation, such shares received by the holders of Class A common stock, Class B common stock or Class C common stock may have varying voting powers or other rights as are equivalent to those of the Class A common stock, Class B common stock and Class C common stock, respectively.

Voting Rights

Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Each holder of our Class A common stock is entitled to one vote per share on each matter submitted to a vote of stockholders. Each holder of our Class B common stock is entitled to ten votes per share on each matter submitted to a vote of stockholders. Holders of shares of Class C common stock are not entitled to any voting rights on each matter submitted to a vote of stockholders, except as otherwise required by law.

Our bylaws provide that the presence, in person or by proxy, of holders of shares representing a majority of the outstanding shares of capital stock entitled to vote at a stockholders’ meeting shall constitute a quorum. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law or our certificate of incorporation (see “Anti-takeover Effects of our Certificate of Incorporation and Bylaws” below), and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of our common stock is entitled to receive equally, on a per share basis, such dividends and other distributions of the Company as may be declared thereon by our Board of Directors out of assets or funds of the Company legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of common stock or rights to acquire common stock, the holders of each class of common stock shall receive such class of common stock or the right to acquire such class of common stock. These rights are subject to the preferential rights of any other class or series of our preferred stock.

Liquidation Rights

If our Company is involved in a liquidation, dissolution or winding up of the affairs of the Company, each holder of common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of any preferred stock.

Exhibit 4.6

Conversion

Subject to certain limited exceptions (as set forth in our certificate of incorporation), our class A common stock is not convertible. Subject to transfer restrictions set forth in our certificate of incorporation, each holder of shares of Class B or Class C common stock is entitled to convert at any time or times all or any part of such holder’s shares of Class B or Class C common stock, as the case may be, into an equal number of shares of Class A common stock.

In connection with the transfer of shares of Class B common stock, unless the transferee is an affiliate or related party of Oaktree or FiveWire (each as defined below), such transferred shares automatically convert into an equal number of shares of Class A common stock. In connection with the transfer of shares of Class C common stock, unless a notice to not so convert is provided to the Company, such transferred shares automatically convert into an equal number of shares of Class A common stock. However, to the extent that any conversion or transfer of Class B common stock or Class C common stock, or any transfer of Class A common stock (whether or not in connection with any conversion), would result in the holder or transferee holding more than 4.99% of the voting power of the Company’s issued and outstanding common stock following such conversion or transfer, the holder or transferee, respectively, shall first deliver to the Company an ownership certification for the purpose of enabling the Company (i) to determine that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable United States Federal Communications Commission (“FCC”) rules and regulations and (ii) to seek any necessary approvals from the FCC or the United States Department of Justice. The Company, however, is not required to convert any share of Class B common stock or Class C common stock if the Company in good faith determines that such conversion would result in a violation of the Communications Act of 1934, as amended (the “Communications Act”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated under either such Act. In addition, prior to any transfer or conversion of Class B common stock or Class C common stock, other than in connection with certain sales to the public, a holder of such stock is required to give the Company four business days’ notice of the transfer or conversion and provide any information reasonably requested by the Company to ensure compliance with applicable law.

Other Rights and Restrictions

Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities, is not redeemable and has no sinking fund provisions.

Undesignated Preferred Stock

Our Board of Directors has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). Each holder of common stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our Company.

FCC Matters

To the extent necessary to avoid (i) a violation of the Communications Act or the rules, regulations and policies promulgated by the FCC and in effect from time to time (collectively, the “FCC Regulations”), (ii) a material limitation or impairment of any existing business activity or proposed business activity of the Company or any of its subsidiaries under the Communications Act or FCC Regulations, (iii) a material limitation or impairment under the Communications Act or FCC Regulations of the acquisition of an attributable interest in a full power radio station by the Company or any of its subsidiaries for which the Company or its subsidiary has entered into a definitive agreement with a third party, or (iv) the Company or any of its subsidiaries becoming subject to any rule, regulation, order or policy under the Communications Act or FCC Regulations having or which could reasonably be expected to have a material effect on the Company to which the Company would not be subject but for such ownership, conversion or proposed ownership, then, in the case of each of (i) through (iv) above (each, an “FCC Regulatory Limitation”), the Board of Directors may, after allowing the applicable owner of shares of capital stock a reasonable opportunity to cure or prevent such FCC Regulatory Limitation, (a) take any action, including, without limitation, exchanging capital stock for non-voting securities of the Company, warrants to purchase securities of the Company or any other securities of the Company, it believes necessary to prohibit the ownership or voting of more than 25% of the Company’s

Exhibit 4.6

outstanding capital stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any entity organized under the laws of a foreign country (collectively “Aliens”), or by any other entity (1) that is subject to or deemed to be subject to control by Aliens on a de jure or de facto basis or (2) owned by, or held for the benefit of, Aliens in a manner that would cause the Company to be in violation of the Communications Act or FCC Regulations; (b) prohibit any conversion or transfer of the Company’s stock which the Company believes could cause more than 25% of the Company’s outstanding capital stock to be owned or voted by or for any person referred to in (a) above, (c) prohibit the ownership, voting or transfer of any portion of its outstanding capital stock to the extent that it would result in violation of the Communications Act or FCC Regulations, (d) require the conversion of any or all shares of capital stock held by a holder into shares of any other class of capital stock in the Company with equivalent economic value, (e) require the exchange of any or all shares held by a holder for warrants to acquire, at a nominal exercise price, the same number and class of shares of capital stock, and/or (f) redeem any shares of capital stock, subject to certain procedural and fair market value requirements set forth in the certificate of incorporation. The Company may request information from a person if it believes that such ownership, conversion, transfer or proposed ownership by or to such person could subject the Company to an FCC Regulatory Limitation or FCC reporting requirements. If any person from whom information is requested does not provide all the information requested by the Company in a timely manner, the Board of Directors may take any of the actions listed in clauses (a) through (f) above, except that in such case the person may upon notice to the Company decide not to proceed with the transfer or conversion.

Anti-takeover Effects of our Certificate of Incorporation and Bylaws

Action by Written Consent. Our certificate of incorporation provides that stockholder action cannot be taken by written consent in lieu of a meeting once certain funds managed by Oaktree cease to beneficially own more than 50% of the voting power of our outstanding shares of common stock.

Special Meeting of Stockholders. Our certificate of incorporation provides that special meetings of the stockholders can be called only pursuant to a resolution adopted by a majority of the total voting power of directors that we would have if there were no vacancies or, until the date that Oaktree ceases to beneficially own more than 50% of the voting power of our outstanding shares of common stock, at the request of holders of 50% or more of the voting power of our outstanding shares of common stock.

Advance Notice Requirements for Stockholder Proposals. Our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors, or by a stockholder of record at the time notice is given and on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

Classified Board. Our certificate of incorporation provides that our Board of Directors will be divided into three classes of directors (with each class having one director designated by certain funds managed by Oaktree (who will have two votes on each matter presented to the Board of Directors, but only one vote on each matter presented to any committee of the Board of Directors, until Oaktree ceases to beneficially own at least 70% of the number of shares of common stock it beneficially owned immediately following the consummation of our initial public offering (“IPO”)), with the classes as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors are elected each year.

Stockholders’ Agreement. Pursuant to a Stockholders’ Agreement we entered into with Oaktree, FiveWire Media Ventures LLC (“FiveWire”) (an entity formed for the purpose of investing in the Company by certain members of management, including Steven Price, Stuart Rosenstein, Alex Berkett, Scott Schatz and Dhruv Prasad (together with FiveWire, the “FiveWire Holders”)) and the other FiveWire Holders upon consummation of our IPO (the “Stockholders’ Agreement”), Oaktree has the right to designate three director designees to our board of directors so long as Oaktree beneficially owns at least one-third of the number of shares of common stock it beneficially owned immediately following the consummation of our IPO. In addition, for so long as Oaktree beneficially owns at least one-third of the number of shares of common stock it beneficially owned immediately following the consummation of our IPO, each FiveWire Holder will take all necessary actions to cause the election of such Oaktree director designees.

Furthermore, pursuant to the Stockholders’ Agreement, each FiveWire Holder granted to Oaktree an irrevocable proxy to vote their shares of Class B common stock, which shall remain in effect for so long as Oaktree beneficially owns at least 50% of the number of shares of common stock it beneficially owned immediately following the consummation of our IPO. Such proxy is assignable by Oaktree to any single transferee, or group of affiliated transferees, of all of the shares of common stock beneficially owned by Oaktree immediately following the consummation of our IPO.

Exhibit 4.6

Removal of Directors. Our certificate of incorporation provides that directors may be removed with or without cause at any time upon the affirmative vote of holders of at least a majority of the votes to which all the stockholders would be entitled to cast until certain funds managed by Oaktree cease to beneficially own more than 50% of the voting power of our outstanding shares of common stock. After such time, directors may only be removed from office only for cause and only upon the affirmative vote of at least 75% of the voting power of our outstanding shares of common stock.

Amendment to Certificate of Incorporation and Bylaws. Our bylaws may be amended, altered, changed or repealed by a majority vote of our Board of Directors, provided that, in addition to any other vote otherwise required by law, after the date on which certain funds managed by Oaktree cease to beneficially own more than 50% of the voting power of our outstanding shares of common stock, the affirmative vote of at least 75% of the voting power of our outstanding shares of common stock entitled to vote on the adoption, alteration, amendment or repeal of our bylaws, voting as a single class, will be required to adopt, amend, alter, change or repeal our bylaws. Additionally, after the date on which Oaktree ceases to beneficially own more than 50% of the voting power of our outstanding shares of common stock, the affirmative vote of at least 75% of the voting power of the outstanding shares of capital stock entitled to vote on the adoption, alteration, amendment or repeal of our certificate of incorporation, voting as a single class, will be required to amend or repeal or to adopt any provision inconsistent with specified provisions of our certificate of incorporation. In addition, the affirmative vote of a majority of the outstanding shares of Class B common stock, voting as a separate class, is required for any amendment to the specific rights or obligations of the Class B common stock that does not similarly affect the Class A common stock. Similarly, the affirmative vote of a majority of the outstanding shares of Class C common stock, voting as a separate class, is required for any amendment to the specific rights or obligations of the Class C common stock that does not similarly affect the Class A common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the trading symbol “TSQ.”